Exhibit 99.2

ION Commences Voluntary Chapter 11 Process with Lender Support and DIP Financing

HOUSTON – April 12, 2022 – ION Geophysical Corporation (NYSE: IO) and certain affiliates (“ION” or the “Company”) today announced that, after evaluating a variety of strategic alternatives, it has filed for voluntary Chapter 11 relief in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) as it explores a value-maximizing transaction that will strengthen the Company’s balance sheet and position ION for sustained future success. In connection with the Chapter 11 filing, ION entered into a Restructuring Support Agreement (the “RSA”) with the lenders under its Credit Agreement and holders of approximately 80% of its 2025 Notes, whereby the parties agreed to support the Company’s Chapter 11 plan of reorganization (the “Plan”).

The Company and the consenting creditors that are parties to the RSA have agreed to the terms of a comprehensive restructuring, including the Plan premised on (i) a debt-for-equity exchange paired with the potential sale of certain assets to one or more third parties or (ii) a sale of substantially all of its assets. Under the terms of the RSA, ION will continue its ongoing solicitation of interest from third parties in potential sale transactions involving the Company designed to maximize the value of the Company’s assets through an open and transparent process that enables interested buyers to submit bids for assets.

The Company has also secured $2.5 million in debtor-in-possession financing that, along with normal operating cash flows, should support operations during the process. Therefore, ION expects to continue delivering excellent service quality with little to no expected disruption to clients.

The Company has filed a number of customary motions with the Bankruptcy Court seeking authority to continue operations in the ordinary course, including, but not limited to, paying employees and continuing existing benefit programs without interruption and meeting go-forward commitments to customers, suppliers, employees, and other stakeholders. These motions are typical in the Chapter 11 process and ION anticipates that they will be heard and approved in the first few days of the Chapter 11 case.

Additional information about ION’s Chapter 11 case can be found at https://dm.epiq11.com/IONGeo or by calling ION’s claims agent at (855) 604-1746 (toll-free in the U.S. or Canada) or (503) 597-7702 (for parties outside the U.S.) or by sending an email to: iongeoinfo@epiqglobal.com. Please also refer to the Company’s Form 8-K that will be filed with the SEC.

ION is advised in this matter by Winston & Strawn, LLP, Perella Weinberg Partners L.P. (together with its corporate advisory affiliates including Tudor Pickering Holt & Co.), and FTI Consulting, Inc.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.933.3339

mike.morrison@iongeo.com

Vice President, Investor Relations

Sharon Wang-Stockton, +1 281.933.3339

sharon.wang-stockton@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the Company’s ability to consummate the Restructuring Transactions; the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court; the ability of the Company to confirm and consummate the Plan; the Company’s ability to comply with the milestones set forth in the Restructuring Support Agreement; the effects of the Chapter 11 Cases on the Company’s liquidity or results of operations or business prospects; the effects of the Chapter 11 Cases on the Company’s business and the interests of various constituents; the length of time that the Company will operate under Chapter 11 protection; risks associated with third-party motions in the Chapter 11 Cases; increased levels of employee attrition during the Chapter 11 Cases; the risks associated with the timing and development of ION Geophysical Corporation’s products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; the outcome or changes, if any, of our consideration of various strategic alternatives; and the impact to our liquidity in the current uncertain macroeconomic environment, including the war in Ukraine. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 6, 2021, August 12, 2021, and November 3, 2021, respectively. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.